EXHIBIT 10.23

SECOND AMENDMENT TO THE

WESBANCO, INC. KSOP

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2014)

WHEREAS, WesBanco, Inc. (the “Corporation”) maintains the WesBanco, Inc. KSOP, as restated effective January 1, 2014 (the “Plan”); and

WHEREAS, Section 12.6 of the Plan reserves to the Corporation the right to amend the Plan at any time; and

WHEREAS, the Company has decided to amend the Plan to (i) modify the definition of “Compensation” that is used for determining Plan benefits; (ii) address revised Internal Revenue Service regulations regarding the mid-year amendment or termination of safe harbor 401(k) plans; (iii) permit the refinancing of Plan loans; and (iv) correct pagination errors and update the Table of Contents;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Effective January 1, 2015, the first paragraph of Section 2.10 is amended in its entirety to read as follows:

Section 2.10. Compensation. Except as otherwise provided in this Section 2.10 and in Sections 4.7 and 10.7 (as applicable), Compensation shall mean Compensation as that term is defined in Section 9.4.

2.	Effective January 1, 2015, Section 4.6(d) is amended in its entirety to read as follows:

(d) The Company may amend the Plan during a Plan Year to reduce or eliminate prospectively any or all Employer Matching Contributions (including ADP Test Safe Harbor Matching Contributions and/or ACP Test Safe Harbor Employer Matching Contributions), provided that:

(1) Either:

(A) the Company is operating at an economic loss as described in Code Section 412(c)(2)(A) for the Plan Year, or

(B) the notice described in Section 4.6(a) includes a statement that the Plan may be amended during the Plan Year to reduce or suspend Employer Matching Contributions and that such reduction or suspension will not apply until at least 30 days after all Qualified Employees are provided notice of such reduction or suspension;

(2) The Plan Administrator provides a supplemental notice to Qualified Employees which explains the consequences of the amendment, specifies the amendment’s effective date, and informs Qualified Employees of the procedures for changing their elective deferral elections;

(3) Qualified Employees have a reasonable opportunity (including a reasonable period after receipt of such supplemental notice) prior to the effective date of the amendment to modify their elective deferral elections; and

(4) The amendment is not effective earlier than the later of (A) 30 days after the Plan Administrator provides such supplemental notice; or (B) the date the Company adopts the amendment.

3.	Effective January 1, 2015, the second sentence of Section 4.6(f) is amended in its entirety to read as follows:

The Plan shall remain an ADP Test Safe Harbor and ACP Test Safe Harbor Plan for such Plan Year, if (1) the Company’s termination of the Plan results in a short Plan Year; (2) the Plan satisfies the ADP Test Safe Harbor and ACP Test Safe Harbor provisions through the effective date of the Plan termination; and (3) either (A) the Plan would satisfy the requirements of Section 4.6, treating the termination as a reduction or suspension of Employer Matching Contributions, other than the requirements of Sections 4.6(d)(1) and 4.6(d)(3); (B) the termination is in connection with an acquisition or disposition transaction described in Code Section 410(b)(6)(C); or (C) the Company incurs a substantial business hardship that is comparable to a substantial business hardship described in Code Section 412(c).

4.	Effective January 1, 2015, Section 4.7 is added to read as follows:

Section 4.7. Compensation. For purposes of this Article 4, Compensation shall be reduced by all of the following items (even if includible in gross income): any reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits.

5.	Effective January 1, 2015, Section 9.5(b)(8) is amended in its entirety to read as follows:

(8) Number of Loans. A borrower may have two loans outstanding at any one time. A borrower may receive more than one loan per year.

Subject to the foregoing limitations, a borrower may refinance any one outstanding loan, but only if all outstanding loans collectively satisfy the amount limitations described in paragraph (a) above and each loan satisfies the repayment term and level amortization requirements described in paragraphs (b)(5) and (b)(7) above. Any such refinancing may not occur more than once during any 90-day period. For this purpose, a “refinancing” includes any situation in which one loan replaces another loan.

If a loan that satisfies paragraphs (a), (b)(5), and (b)(7) above is replaced by a loan (a “replacement loan”), and the term of the replacement loan ends after the latest permissible term of the loan it replaces (the “replaced loan”), then the replacement loan and the replaced loan will be treated as outstanding on the date of the transaction; provided, however, that this paragraph shall not apply to a replacement loan if the terms of the replacement loan would satisfy the requirements of paragraphs (a), (b)(5), and (b)(7) above, determined as if the replacement loan consisted of two separate loans: the replaced loan (amortized in substantially level payments over a period ending not later than the last day of the latest permissible term of the replaced loan); and, to the extent the amount of the replacement loan exceeds the amount of the replaced loan, a new loan that is also amortized in substantially level payments over a period ending not later than the last day of the latest permissible term of the replacement loan.

6.	Effective January 1, 2015, the Table of Contents page is deleted in its entirety, the attached new Table of Contents page is substituted therefor, and subsequent pages are renumbered accordingly.

IN WITNESS WHEREOF, this Second Amendment of the Plan is, by the authority of the Board of Directors of the Company, executed on behalf of the Company this 19th day of November    , 2014.

WesBanco, Inc.

By:	/s/ Todd F. Clossin
Todd F. Clossin, President & CEO

ATTEST:

/s/ Linda M. Woodfin
Secretary